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EXHIBIT 12
                                                         Form
10-K for 1994
                                                           File
No. 1-11237


                        AT&T CAPITAL CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO
                              FIXED CHARGES
                         (Dollars in Thousands)


Year Ended December 31,     1994      1993       1992      1991
  1990
___________________________________________________________________________

Earnings from continuing
 operations:

  Income before
   income taxes
   and extraordinary
   loss                   $173,614   $138,040  $114,875  $ 82,559
$ 70,891

  Deduct undistributed
   earnings on equity
   investments, net of
   losses                        -         -          -
(14)        -

  Add fixed charges
   included in income
   before income taxes
   and cumulative effect
   of accounting change    277,913    242,100   258,312   279,926
 269,035
___________________________________________________________________________

Total earnings from
 continuing
 operations, as
 adjusted                 $451,527   $380,140  $373,187  $362,471
$339,926
___________________________________________________________________________

Total fixed charges*      $277,913   $242,100  $258,312  $279,926
$269,597

Ratio of earnings
 to fixed charges             1.62       1.57      1.44      1.29
    1.26
___________________________________________________________________________


     * Fixed charges include interest on indebtedness, preferred stock dividends and the portion of rentals representative of the interest factor.